Exhibit 99

NEWS

MARRIOTT INTERNATIONAL REPORTS FIRST QUARTER 2020 RESULTS

•	First quarter 2020 comparable systemwide constant dollar RevPAR declined 22.5 percent worldwide, 30.4 percent outside North America and 19.5 percent in North America;

•
First quarter reported diluted EPS totaled $0.09, compared to $1.09 in the year-ago quarter. First quarter adjusted diluted EPS totaled $0.26, compared to first quarter 2019 adjusted diluted EPS of $1.41. First quarter 2020 reported and adjusted EPS included impairment charges, bad debt expense, and guarantee reserves of $0.45 and $0.42, respectively;

•
First quarter reported net income totaled $31 million, compared to $375 million in the year-ago quarter. First quarter adjusted net income totaled $85 million, compared to first quarter 2019 adjusted net income of $482 million. First quarter 2020 reported and adjusted net income included impairment charges, bad debt expense, and guarantee reserves of $148 million after-tax and $138 million after-tax, respectively;

•
Adjusted EBITDA totaled $442 million in the 2020 first quarter, compared to first quarter 2019 adjusted EBITDA of $821 million. First quarter 2020 adjusted EBITDA included $79 million of bad debt expense and guarantee reserves;

•
The company added more than 14,500 rooms globally during the first quarter, including nearly 2,100 rooms converted from competitor brands and approximately 7,200 rooms in international markets. Net rooms grew 4.4 percent from a year ago;

•
At quarter-end, Marriott’s worldwide development pipeline totaled nearly 3,050 hotels and nearly 516,000 rooms, including more than 24,000 rooms approved, but not yet subject to signed contracts. Over 230,000 rooms in the pipeline were under construction as of the end of the first quarter;

•
The company issued $1.6 billion of senior notes in April 2020 and raised $920 million in additional liquidity through amendments to its co-brand credit card agreements in early May 2020. Including these capital raises, the company’s net liquidity has increased to approximately $4.3 billion as of May 8, representing roughly $3.9 billion in cash and cash equivalents, and $1.3 billion of unused borrowing capacity under its revolving credit facility, less $0.9 billion of commercial paper outstanding.

BETHESDA, MD - May 11, 2020 - Marriott International, Inc. (NASDAQ: MAR) today reported first quarter 2020 results, which were dramatically impacted by the COVID-19 global pandemic and efforts to contain it (COVID-19).

Arne M. Sorenson, president and chief executive officer of Marriott International, said, “In the last few months we have seen the impact of COVID-19 spread throughout our business in an unprecedented way. Worldwide RevPAR1 began the year with a strong 4.6 percent growth rate for January, excluding Greater China, where COVID-19 was already impacting results. For the first two months of the year, worldwide RevPAR grew 3.2 percent, excluding the Asia Pacific region. As the pandemic moved around the world, we saw global RevPAR fall sharply and, in April, worldwide RevPAR declined approximately 90 percent. Currently, roughly a quarter of our worldwide hotels are closed.

“The resilience of travel demand is evident in the improving trends we see in Greater China. Occupancy at our hotels in the region reached 25 percent in April, up from less than 10 percent in mid-February 2020.

“Looking at our occupancy and booking trends, it appears that lodging demand in most of the rest of the world has stabilized, albeit at very low levels. Occupancy was around 20 percent over the past two weeks in North American limited-service hotels, benefitting from leisure and drive-to demand.

“As national, state and local restrictions around travel and business are gradually relaxed, we are preparing to welcome back our associates and guests. A large, and very important, part of that process is addressing their health and safety concerns while on property. To that end, we are rolling out a multi-pronged platform to elevate cleanliness standards and hospitality norms to respond to the new health and safety challenges presented by the current pandemic environment.

“Hotel owners continue to show their preference for our brands. Rooms signed during the quarter were in line with the year ago quarter, and our development pipeline grew slightly to nearly 516,000 rooms, with 45 percent under construction. At the end of the first quarter, our rooms distribution around the world in 134 countries and territories had grown by 4.4 percent compared to one year prior. While we expect COVID-19’s dramatic impact on the global economy will likely result in significantly lower new room openings than we had budgeted for 2020, we are already seeing an uptick in owner interest in discussing conversions to our brands.

“We have taken substantial steps to preserve liquidity and mitigate the impact of these extremely low levels of demand. In addition to reducing our operating expenses dramatically, in mid-April we issued
1 All occupancy and RevPAR statistics are comparable systemwide constant dollar and include hotels that have been temporarily closed due to COVID-19. Unless otherwise stated, all changes refer to year-over-year changes for the comparable period.

$1.6 billion of senior notes and, last week, we announced amendments to our existing co-brand credit card agreements with JPMorgan Chase & Co. and American Express, raising $920 million of additional liquidity. We are confident we have sufficient resources to manage through this evolving situation.

“Our thoughts are with everyone who has been impacted by the pandemic. These are extremely challenging times, but I am confident that we will be able to successfully navigate through them.”

First Quarter 2020 Results
Marriott’s reported operating income totaled $114 million in the 2020 first quarter, compared to 2019 first quarter reported operating income of $510 million. Reported net income totaled $31 million in the 2020 first quarter, compared to 2019 first quarter reported net income of $375 million. Reported diluted earnings per share (EPS) totaled $0.09 in the quarter, compared to reported diluted EPS of $1.09 in the year-ago quarter. Reported results in the 2020 first quarter included impairment charges, bad debt expense, and guarantee reserves of $193 million pretax ($148 million after-tax and $0.45 per share), related to COVID-19.

Adjusted operating income in the 2020 first quarter totaled $192 million, compared to 2019 first quarter adjusted operating income of $655 million. Adjusted operating income in the 2020 first quarter included impairment charges, bad debt expense, and guarantee reserves of $180 million, related to COVID-19.

First quarter 2020 adjusted net income totaled $85 million, compared to 2019 first quarter adjusted net income of $482 million.  Adjusted diluted EPS in the first quarter totaled $0.26, compared to adjusted diluted EPS of $1.41 in the year-ago quarter. These 2020 first quarter adjusted results included impairment charges, bad debt expense, and guarantee reserves of $138 million after-tax ($0.42 per share), related to COVID-19. Adjusted results exclude merger-related costs and (recoveries) charges, cost reimbursement revenue, and reimbursed expenses. See page A-2 for the calculation of adjusted results.

Base management and franchise fees totaled $629 million in the 2020 first quarter, compared to base management and franchise fees of $732 million in the year-ago quarter. The year-over-year decline in these fees is primarily attributable to RevPAR declines related to COVID-19, partially offset by unit growth and an increase in other non-RevPAR related franchise fees. Other non-RevPAR related franchises fees in the 2020 first quarter increased $7 million compared to the year-ago quarter, largely due to an increase in residential branding fees. Credit card branding fees were roughly flat year over year.

Marriott recognized no incentive management fees in the 2020 first quarter, compared to incentive management fees of $163 million in the year-ago quarter. While many of the company’s managed hotels earned incentive management fees in the quarter under the terms of their contracts, no incentive fees were recognized under accounting standards due to the significant uncertainty created by COVID-19 as to the extent to which the company will be entitled to such fees on a full year basis.

Contract investment amortization for the 2020 first quarter totaled $25 million, compared to $14 million in the year-ago quarter. The year-over-year change largely reflects impairments of investments in management and franchise contracts.

Owned, leased, and other revenue, net of direct expenses, totaled $8 million in the 2020 first quarter, compared to $50 million in the year-ago quarter. Compared to the year-ago quarter, the decline in results is primarily attributable to RevPAR declines related to COVID-19.

Cost reimbursement revenue, net of reimbursed expenses totaled a loss of $80 million in the quarter, compared to a $136 million loss in the year-ago quarter. The year-over-year improvement largely reflects the results of the loyalty program, which had lower marketing and redemption expenses.

Depreciation, amortization, and other expenses for the 2020 first quarter totaled $150 million, compared to $54 million in the year-ago quarter. The year-over-year change largely reflects a $90 million impairment charge associated with several leased hotels in North America.

General, administrative, and other expenses for the 2020 first quarter totaled $270 million, compared to $222 million in the year-ago quarter. Expenses in the 2020 first quarter include $65 million of bad debt expense due to higher projected loss rates and $14 million of guarantee reserves.

In the 2020 first quarter, the company incurred $15 million of expenses and recognized $17 million of insurance recoveries related to the data security incident it disclosed on November 30, 2018. The expenses and insurance recoveries are reflected in either the reimbursed expenses or merger-related costs and (recoveries) charges lines of the Income Statement, both of which have been excluded from all adjusted results.

Adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA) totaled $442 million in the 2020 first quarter, compared to first quarter 2019 adjusted EBITDA of $821 million. First quarter

2020 adjusted EBITDA included $79 million of bad debt expense and guarantee reserves, related to COVID-19. See page A-8 for the adjusted EBITDA calculation.

Selected Performance Information
The company added 88 new properties (14,525 rooms) to its worldwide lodging portfolio during the 2020 first quarter, including nearly 2,100 rooms converted from competitor brands and approximately 7,200 rooms in international markets. Eighteen properties (3,670 rooms) exited the system during the quarter. At quarter-end, Marriott’s global lodging system totaled more than 7,400 properties and timeshare resorts, with nearly 1,392,000 rooms.

At quarter-end, the company’s worldwide development pipeline totaled 3,035 properties with nearly 516,000 rooms, including 1,238 properties with over 230,000 rooms under construction and 149 properties with more than 24,000 rooms approved for development, but not yet subject to signed contracts.

In the 2020 first quarter, worldwide RevPAR declined 22.5 percent (a 22.7 percent decline using actual dollars). North American RevPAR declined 19.5 percent (a 19.5 percent decline using actual dollars), and international RevPAR declined 30.4 percent (a 31.3 percent decline using actual dollars).

Balance Sheet and Liquidity
At quarter-end, Marriott’s total debt was $12.23 billion and cash balances totaled $1.76 billion, compared to $10.94 billion in debt and $225 million of cash at year-end 2019.

In April 2020, the company issued $1.6 billion of Series EE Senior Notes due in 2025 with a 5.75 percent interest rate coupon. In early May, the company raised $920 million in additional liquidity through amendments to its co-brand credit card agreements with JPMorgan Chase & Co. and American Express. The company expects to use the net proceeds from these transactions for general corporate purposes, including paying near-term debt maturities.

As a result of the debt issuance and amendments to its co-brand credit card agreements, the company’s net liquidity has increased to approximately $4.3 billion as of May 8, representing roughly $3.9 billion in cash and cash equivalents, and $1.3 billion of unused borrowing capacity under its revolving credit facility, less $0.9 billion of commercial paper outstanding.

The company repurchased 1.0 million shares of common stock in the 2020 first quarter for $150 million at an average price of $145.42 per share. The company halted further share repurchases in February and suspended its quarterly dividend beginning in the second quarter.

COVID-19
Due to the numerous uncertainties associated with COVID-19, Marriott cannot presently estimate the financial impact of this unprecedented situation, which is highly dependent on the severity and duration of the pandemic and its impacts, but expects that COVID-19 will continue to be material to the company’s results.

The company expects to provide additional information about the current impact of COVID-19 on its business on its call later this morning.

Marriott International, Inc. (NASDAQ: MAR) will conduct its quarterly earnings review for the investment community and news media on Monday, May 11, 2020 at 8:30 a.m. Eastern Time (ET). The conference call will be webcast simultaneously via Marriott’s investor relations website at http://www.marriott.com/investor, click on “Events & Presentations” and click on the quarterly conference call link. A replay will be available at that same website until May 11, 2021.

The telephone dial-in number for the conference call is 706-679-3455 and the conference ID is 9462985. A telephone replay of the conference call will be available from 11:00 a.m. ET, Monday, May 11, 2020 until 8:00 p.m. ET, Monday, May 18, 2020. To access the replay, call 404-537-3406. The conference ID for the recording is 9462985.

Note on forward-looking statements:
All statements in this press release and the accompanying schedules are made as of May 11, 2020. We undertake no obligation to publicly update or revise these statements, whether as a result of new information, future events or otherwise. This press release and the accompanying schedules contain "forward-looking statements" within the meaning of federal securities laws, including statements related to the expected effects on our business of the COVID-19 pandemic and efforts to contain it (COVID-19); future performance of the company's hotels; RevPAR, occupancy and booking estimates and trends; our development pipeline, room openings, and conversions; our liquidity expectations; our uses of cash from our recent capital raises; and similar statements concerning anticipated future events and expectations that are not historical facts. We caution you that these statements are not guarantees of future performance and are subject to numerous evolving risks and uncertainties that we may not be able to accurately predict or assess, including those we identify below and other risk factors that we identify below and other risk factors that we identify in our Securities and Exchange Commission filings, including our most recent Annual Report on Form 10-K and our Current Report on Form 8-K dated April 14, 2020. Risks that could affect forward-looking statements in this press release include the duration and scope of COVID-19 , including whether and to what extent a resurgence of the virus could occur after the pandemic initially subsides; its short and longer-term impact on the demand for travel, transient and group business, and levels of consumer confidence; actions governments, businesses and individuals take in response to the pandemic, including limiting or banning travel and/or in-person gatherings; the impact of the pandemic and actions taken in response to the pandemic on global and regional economies, travel, and economic activity, including the duration and magnitude of COVID-19’s impact on unemployment rates and consumer discretionary spending; the ability of our owners and franchisees to successfully navigate the impacts of COVID-19; the pace of recovery when the pandemic subsides; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the effects of steps we and our property owners and franchisees take to reduce operating costs and/or enhance certain health and cleanliness protocols at our hotels; competitive conditions in the lodging industry; relationships with clients and property owners; the availability of capital to finance hotel growth and refurbishment; the extent to which we experience adverse effects from data security incidents; and changes in tax laws in countries in which we earn significant income. Any of these factors could cause actual results to differ materially from the expectations we express or imply in this press release.

Marriott International, Inc. (NASDAQ: MAR) is based in Bethesda, Maryland, USA, and encompasses a portfolio of more than 7,400 properties under 30 leading brands spanning 134 countries and territories. Marriott operates and franchises hotels and licenses vacation ownership resorts all around the world. The company offers Marriott Bonvoy™, its highly-awarded travel program. For more information, please visit our website at www.marriott.com, and for the latest company news, visit www.marriottnewscenter.com. In addition, connect with us on Facebook and @MarriottIntl on Twitter and Instagram.

Marriott may post updates about COVID-19 and other matters on its investor relations website at www.marriott.com/investor or Marriott's news center website at www.marriottnewscenter.com. Marriott encourages investors, the media, and others interested in the company to review and subscribe to the information Marriott posts on these websites, which may be material. The contents of these websites are not incorporated by reference into this press release or any report or document Marriott files with the SEC, and any references to the websites are intended to be inactive textual references only.

MEDIA CONTACT:
Brendan McManus
Corporate Relations
(301) 380-4495
brendan.mcmanus@marriott.com

INVESTOR RELATIONS CONTACTS:
Jackie Burka McConagha
Investor Relations
(301) 380-5126
jackie.burka@marriott.com

Betsy Dahm
Investor Relations
(301) 380-3372
betsy.dahm@marriott.com

IRPR#1
Tables follow

MARRIOTT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME - AS REPORTED
FIRST QUARTER 2020 AND 2019
(in millions except per share amounts, unaudited)

	As Reported	As Reported	Percent
	Three Months Ended	Three Months Ended	Better/(Worse)
	March 31, 2020	March 31, 2019	Reported 2020 vs. 2019
REVENUES
Base management fees	$214	$282	(24)
Franchise fees [1]	415	450	(8)
Incentive management fees	—	163	(100)
Gross Fee Revenues	629	895	(30)
Contract investment amortization [2]	(25)	(14)	(79)
Net Fee Revenues	604	881	(31)
Owned, leased, and other revenue [3]	280	375	(25)
Cost reimbursement revenue [4]	3,797	3,756	1
Total Revenues	4,681	5,012	(7)

OPERATING COSTS AND EXPENSES
Owned, leased, and other - direct [5]	272	325	16
Depreciation, amortization, and other [6]	150	54	(178)
General, administrative, and other [7]	270	222	(22)
Merger-related costs and (recoveries) charges	(2)	9	122
Reimbursed expenses [4]	3,877	3,892	—
Total Expenses	4,567	4,502	(1)

OPERATING INCOME	114	510	(78)

(Losses) gains and other income, net [8]	(4)	5	(180)
Interest expense	(93)	(97)	4
Interest income	6	6	—
Equity in (losses) earnings [9]	(4)	8	(150)
INCOME BEFORE INCOME TAXES	19	432	(96)
Benefit (provision) for income taxes	12	(57)	121
NET INCOME	$31	$375	(92)

EARNINGS PER SHARE
Earnings per share - basic	$0.10	$1.10	(91)
Earnings per share - diluted	$0.09	$1.09	(92)

Basic Shares	325.4	339.6
Diluted Shares	327.4	342.8

[1]	Franchise fees include fees from our franchise agreements, application and relicensing fees, licensing fees from our timeshare, credit card programs, and residential branding fees.

[2]	Contract investment amortization includes amortization of capitalized costs to obtain contracts with our owner and franchisee customers, and any related impairments, accelerations, or write-offs.

[3]	Owned, leased, and other revenue includes revenue from the properties we own or lease, termination fees, and other revenue.

[4]
Cost reimbursement revenue includes reimbursements from properties for property-level and centralized programs and services that we operate for the benefit of our hotel owners. Reimbursed expenses include costs incurred by Marriott for certain property-level operating expenses and centralized programs and services.

[5]	Owned, leased, and other - direct expenses include operating expenses related to our owned or leased hotels, including lease payments and pre-opening expenses.

[6]
Depreciation, amortization, and other expenses include depreciation for fixed assets, amortization of capitalized costs incurred to acquire management, franchise, and license agreements, and any related impairments, accelerations, or write-offs.

[7]	General, administrative, and other expenses include our corporate and business segments overhead costs and general expenses.

[8]	(Losses) gains and other income, net includes losses and gains on the sale of real estate, the sale of joint venture interests and other investments, and adjustments from other equity investments.

[9]	Equity in (losses) earnings include our equity in losses or earnings of unconsolidated equity method investments.

MARRIOTT INTERNATIONAL, INC.
NON-GAAP FINANCIAL MEASURES
($ in millions except per share amounts)

The following table presents our reconciliations of Adjusted operating income, Adjusted operating income margin, Adjusted net income, and Adjusted diluted EPS, to the most directly comparable GAAP measure. Adjusted total revenues is used in the determination of Adjusted operating income margin.

	Three Months Ended
	March 31, 2020	March 31, 2019	Percent Better/(Worse)
Total revenues, as reported	$4,681	$5,012
Less: Cost reimbursement revenue	(3,797)	(3,756)
Adjusted total revenues**	884	1,256

Operating income, as reported	114	510
Less: Cost reimbursement revenue	(3,797)	(3,756)
Add: Reimbursed expenses	3,877	3,892
Add: Merger-related costs and (recoveries) charges	(2)	9
Adjusted operating income **	192	655	-71%

Operating income margin	2%	10%
Adjusted operating income margin **	22%	52%

Net income, as reported	31	375
Less: Cost reimbursement revenue	(3,797)	(3,756)
Add: Reimbursed expenses	3,877	3,892
Add: Merger-related costs and (recoveries) charges	(2)	9
Income tax effect of above adjustments	(24)	(38)
Adjusted net income **	85	482	-82%

Diluted EPS, as reported	$0.09	$1.09
Adjusted Diluted EPS**	$0.26	$1.41	-82%

**	Denotes non-GAAP financial measures. Please see pages A-9 and A-10 for information about our reasons for providing these alternative financial measures and the limitations on their use.

MARRIOTT INTERNATIONAL, INC.
TOTAL LODGING PRODUCTS
As of March 31, 2020

	North America		Total International		Total Worldwide
	Units	Rooms	Units	Rooms	Units	Rooms
Managed	762	240,843	1,255	322,561	2,017	563,404
Marriott Hotels	120	64,651	175	51,190	295	115,841
Marriott Hotels Serviced Apartments	—	—	1	154	1	154
Sheraton	28	23,606	192	64,607	220	88,213
Sheraton Serviced Apartments	—	—	1	212	1	212
Courtyard	233	37,020	102	22,006	335	59,026
Westin	42	22,845	71	21,779	113	44,624
JW Marriott	18	11,210	59	22,099	77	33,309
Renaissance	28	12,018	59	18,179	87	30,197
The Ritz-Carlton	39	11,533	60	15,645	99	27,178
The Ritz-Carlton Serviced Apartments	—	—	5	713	5	713
Le Méridien	3	570	75	20,778	78	21,348
Four Points	1	134	78	20,233	79	20,367
Residence Inn	108	16,498	6	701	114	17,199
W Hotels	24	6,893	31	8,148	55	15,041
The Luxury Collection	5	2,236	52	9,412	57	11,648
Gaylord Hotels	6	9,918	—	—	6	9,918
Aloft	1	330	40	9,193	41	9,523
St. Regis	10	1,968	33	7,457	43	9,425
St. Regis Serviced Apartments	—	—	1	70	1	70
AC Hotels by Marriott	5	901	68	8,323	73	9,224
Delta Hotels	25	6,770	1	360	26	7,130
Fairfield by Marriott	7	1,539	34	5,437	41	6,976
SpringHill Suites	30	4,896	—	—	30	4,896
Marriott Executive Apartments	—	—	32	4,607	32	4,607
Autograph Collection	7	1,970	16	2,466	23	4,436
Protea Hotels	—	—	35	4,270	35	4,270
EDITION	4	1,209	6	1,282	10	2,491
TownePlace Suites	17	1,948	—	—	17	1,948
Element	1	180	7	1,421	8	1,601
Tribute Portfolio	—	—	6	782	6	782
Moxy	—	—	4	599	4	599
Bulgari	—	—	5	438	5	438
Franchised	4,519	651,588	632	128,873	5,151	780,461
Courtyard	804	107,128	85	15,738	889	122,866
Fairfield by Marriott	1,009	94,014	22	3,652	1,031	97,666
Residence Inn	724	86,398	12	1,473	736	87,871
Marriott Hotels	218	68,394	58	16,707	276	85,101
Sheraton	161	48,235	64	18,052	225	66,287
SpringHill Suites	428	49,417	—	—	428	49,417
TownePlace Suites	406	40,976	—	—	406	40,976
Westin	88	29,452	24	7,436	112	36,888
Autograph Collection	105	21,096	64	12,347	169	33,443
Four Points	157	23,686	52	8,267	209	31,953
Renaissance	58	16,657	28	7,691	86	24,348
Aloft	119	17,456	18	2,977	137	20,433
AC Hotels by Marriott	63	10,614	34	5,973	97	16,587
Moxy	21	4,149	38	7,685	59	11,834
The Luxury Collection	11	2,565	46	8,601	57	11,166
Delta Hotels	45	9,973	6	1,067	51	11,040
Le Méridien	18	3,910	15	4,057	33	7,967
JW Marriott	12	5,643	6	1,624	18	7,267
Element	45	6,087	2	293	47	6,380
Tribute Portfolio	22	4,568	14	1,511	36	6,079
Protea Hotels	—	—	37	2,877	37	2,877
Design Hotels	4	741	5	694	9	1,435
The Ritz-Carlton	1	429	—	—	1	429
Bulgari	—	—	1	85	1	85
Marriott Executive Apartments	—	—	1	66	1	66

MARRIOTT INTERNATIONAL, INC.
TOTAL LODGING PRODUCTS
As of March 31, 2020

	North America		Total International		Total Worldwide
	Units	Rooms	Units	Rooms	Units	Rooms
Owned/Leased	26	6,483	40	9,164	66	15,647
Courtyard	19	2,814	4	894	23	3,708
Marriott Hotels	2	1,308	5	1,631	7	2,939
Sheraton	—	—	4	1,830	4	1,830
W Hotels	2	779	2	665	4	1,444
Protea Hotels	—	—	7	1,168	7	1,168
Westin	1	1,073	—	—	1	1,073
Renaissance	1	317	2	505	3	822
Autograph Collection [1]	—	—	7	705	7	705
The Ritz-Carlton	—	—	2	553	2	553
JW Marriott	—	—	1	496	1	496
The Luxury Collection [2]	—	—	4	417	4	417
Residence Inn	1	192	1	140	2	332
St. Regis	—	—	1	160	1	160
Residences	61	6,334	34	3,099	95	9,433
The Ritz-Carlton Residences	36	4,080	11	938	47	5,018
W Residences	10	1,089	5	519	15	1,608
St. Regis Residences	8	703	7	598	15	1,301
Westin Residences	3	266	1	264	4	530
Bulgari Residences	—	—	4	448	4	448
The Luxury Collection Residences	2	151	3	112	5	263
Marriott Hotels Residences	—	—	1	108	1	108
Autograph Collection Residences	—	—	1	62	1	62
Sheraton Residences	—	—	1	50	1	50
EDITION Residences	2	45	—	—	2	45
Timeshare*	72	18,905	19	3,850	91	22,755
Grand Total	5,440	924,153	1,980	467,547	7,420	1,391,700

* Timeshare property and room counts are included on this table in their geographical locations.  For external reporting purposes, these counts are captured in the Corporate segment.
1Includes five properties acquired when we purchased Elegant Hotels Group in December 2019 which we currently intend to re-brand under the Autograph Collection brand following the completion of planned renovations.
2Includes two properties acquired when we purchased Elegant Hotels Group in December 2019 which we currently intend to re-brand under The Luxury Collection brand following the completion of planned renovations.

MARRIOTT INTERNATIONAL, INC.
TOTAL LODGING PRODUCTS
As of March 31, 2020

	North America		Total International		Total Worldwide
Total Systemwide	Units	Rooms	Units	Rooms	Units	Rooms
Luxury	184	50,533	345	80,480	529	131,013
JW Marriott	30	16,853	66	24,219	96	41,072
The Ritz-Carlton	40	11,962	62	16,198	102	28,160
The Ritz-Carlton Residences	36	4,080	11	938	47	5,018
The Ritz-Carlton Serviced Apartments	—	—	5	713	5	713
The Luxury Collection [1]	16	4,801	102	18,430	118	23,231
The Luxury Collection Residences	2	151	3	112	5	263
W Hotels	26	7,672	33	8,813	59	16,485
W Residences	10	1,089	5	519	15	1,608
St. Regis	10	1,968	34	7,617	44	9,585
St. Regis Residences	8	703	7	598	15	1,301
St. Regis Serviced Apartments	—	—	1	70	1	70
EDITION	4	1,209	6	1,282	10	2,491
EDITION Residences	2	45	—	—	2	45
Bulgari	—	—	6	523	6	523
Bulgari Residences	—	—	4	448	4	448
Full-Service	985	348,338	930	259,897	1,915	608,235
Marriott Hotels	340	134,353	238	69,528	578	203,881
Marriott Hotels Residences	—	—	1	108	1	108
Marriott Hotels Serviced Apartments	—	—	1	154	1	154
Sheraton	189	71,841	260	84,489	449	156,330
Sheraton Residences	—	—	1	50	1	50
Sheraton Serviced Apartments	—	—	1	212	1	212
Westin	131	53,370	95	29,215	226	82,585
Westin Residences	3	266	1	264	4	530
Renaissance	87	28,992	89	26,375	176	55,367
Autograph Collection [2]	112	23,066	87	15,518	199	38,584
Autograph Collection Residences	—	—	1	62	1	62
Le Méridien	21	4,480	90	24,835	111	29,315
Delta Hotels	70	16,743	7	1,427	77	18,170
Gaylord Hotels	6	9,918	—	—	6	9,918
Tribute Portfolio	22	4,568	20	2,293	42	6,861
Marriott Executive Apartments	—	—	33	4,673	33	4,673
Design Hotels	4	741	5	694	9	1,435
Limited-Service	4,199	506,377	686	123,320	4,885	629,697
Courtyard	1,056	146,962	191	38,638	1,247	185,600
Residence Inn	833	103,088	19	2,314	852	105,402
Fairfield by Marriott	1,016	95,553	56	9,089	1,072	104,642
SpringHill Suites	458	54,313	—	—	458	54,313
Four Points	158	23,820	130	28,500	288	52,320
TownePlace Suites	423	42,924	—	—	423	42,924
Aloft	120	17,786	58	12,170	178	29,956
AC Hotels by Marriott	68	11,515	102	14,296	170	25,811
Moxy	21	4,149	42	8,284	63	12,433
Protea Hotels	—	—	79	8,315	79	8,315
Element	46	6,267	9	1,714	55	7,981
Timeshare*	72	18,905	19	3,850	91	22,755
Grand Total	5,440	924,153	1,980	467,547	7,420	1,391,700
* Timeshare property and room counts are included on this table in their geographical locations.  For external reporting purposes, these counts are captured in the Corporate segment.
1Includes two properties acquired when we purchased Elegant Hotels Group in December 2019 which we currently intend to re-brand under The Luxury Collection brand following the completion of planned renovations.
2Includes five properties acquired when we purchased Elegant Hotels Group in December 2019 which we currently intend to re-brand under the Autograph Collection brand following the completion of planned renovations.

MARRIOTT INTERNATIONAL, INC.
KEY LODGING STATISTICS
In Constant $

Comparable Company-Operated North American Properties
	Three Months Ended March 31, 2020 and March 31, 2019
	REVPAR		Occupancy			Average Daily Rate
Brand	2020	vs. 2019	2020	vs. 2019		2020	vs. 2019
JW Marriott	$172.96	-23.8%	59.2%	-16.9%	pts.	$292.11	-2.0%
The Ritz-Carlton	$268.25	-22.5%	59.3%	-17.8%	pts.	$452.37	0.8%
W Hotels	$144.69	-19.7%	56.2%	-13.0%	pts.	$257.34	-1.2%
Composite North American Luxury [1]	$224.65	-21.6%	59.3%	-15.9%	pts.	$378.54	-0.6%
Marriott Hotels	$112.96	-23.0%	57.1%	-15.7%	pts.	$197.67	-1.9%
Sheraton	$105.84	-21.6%	54.6%	-15.9%	pts.	$193.70	1.3%
Westin	$116.74	-22.7%	56.7%	-15.6%	pts.	$205.90	-1.4%
Composite North American Premium [2]	$111.33	-22.4%	56.7%	-15.6%	pts.	$196.40	-1.1%
North American Full-Service [3]	$133.72	-22.1%	57.2%	-15.6%	pts.	$233.73	-0.9%
Courtyard	$73.65	-23.2%	52.3%	-14.4%	pts.	$140.73	-2.1%
Residence Inn	$102.36	-15.8%	63.3%	-12.2%	pts.	$161.79	0.4%
Composite North American Limited-Service [4]	$81.92	-20.7%	55.8%	-13.9%	pts.	$146.81	-0.9%
North American - All [5]	$117.00	-21.8%	56.8%	-15.1%	pts.	$206.15	-1.0%

Comparable Systemwide North American Properties
	Three Months Ended March 31, 2020 and March 31, 2019
	REVPAR		Occupancy			Average Daily Rate
Brand	2020	vs. 2019	2020	vs. 2019		2020	vs. 2019
JW Marriott	$167.91	-20.7%	58.6%	-15.9%	pts.	$286.73	0.7%
The Ritz-Carlton	$260.87	-22.6%	58.4%	-18.0%	pts.	$446.80	1.1%
W Hotels	$144.69	-19.7%	56.2%	-13.0%	pts.	$257.34	-1.2%
Composite North American Luxury [1]	$208.71	-20.6%	58.8%	-15.3%	pts.	$355.13	0.0%
Marriott Hotels	$98.28	-21.6%	55.2%	-14.4%	pts.	$177.89	-1.2%
Sheraton	$81.02	-20.2%	53.3%	-12.8%	pts.	$152.10	-0.9%
Westin	$113.95	-20.3%	57.3%	-13.8%	pts.	$198.73	-1.1%
Composite North American Premium [2]	$100.38	-20.3%	55.5%	-13.8%	pts.	$180.88	-0.6%
North American Full-Service [3]	$112.46	-20.4%	55.9%	-13.9%	pts.	$201.32	-0.5%
Courtyard	$73.30	-21.0%	54.3%	-12.8%	pts.	$135.00	-2.4%
Residence Inn	$92.16	-15.1%	64.4%	-9.8%	pts.	$143.04	-2.1%
Fairfield by Marriott	$58.40	-19.1%	53.7%	-10.9%	pts.	$108.73	-2.6%
Composite North American Limited-Service [4]	$73.85	-18.5%	57.2%	-11.4%	pts.	$129.00	-2.3%
North American - All [5]	$89.64	-19.5%	56.7%	-12.4%	pts.	$158.14	-1.8%

[1]	Includes JW Marriott, The Ritz-Carlton, W Hotels, The Luxury Collection, St. Regis, and EDITION.

[2]	Includes Marriott Hotels, Sheraton, Westin, Renaissance, Autograph Collection, Delta Hotels, Gaylord Hotels, and Le Méridien. Systemwide also includes Tribute Portfolio.

[3]	Includes Composite North American Luxury and Composite North American Premium.

[4]	Includes Courtyard, Residence Inn, Fairfield by Marriott, SpringHill Suites, TownePlace Suites, Four Points, Aloft, Element, and AC Hotels by Marriott. Systemwide also includes Moxy.

[5]	Includes North American Full-Service and Composite North American Limited-Service.

MARRIOTT INTERNATIONAL, INC.
KEY LODGING STATISTICS
In Constant $

Comparable Company-Operated International Properties
	Three Months Ended March 31, 2020 and March 31, 2019
	REVPAR		Occupancy			Average Daily Rate
Region	2020	vs. 2019	2020	vs. 2019		2020	vs. 2019
Greater China	$29.02	-63.6%	24.5%	-37.5%	pts.	$118.23	-7.8%
Rest of Asia Pacific	$87.39	-28.1%	53.9%	-18.0%	pts.	$162.18	-4.0%
Asia Pacific	$56.24	-43.3%	38.2%	-28.4%	pts.	$147.12	-1.1%

Caribbean & Latin America	$130.13	-19.2%	54.3%	-11.7%	pts.	$239.59	-1.8%
Europe	$84.07	-25.0%	48.4%	-15.9%	pts.	$173.56	-0.5%
Middle East & Africa	$88.71	-19.6%	58.6%	-10.5%	pts.	$151.37	-5.3%

International - All [1]	$74.16	-32.0%	45.4%	-21.1%	pts.	$163.28	-0.4%

Worldwide [2]	$94.61	-26.3%	50.8%	-18.2%	pts.	$186.13	0.1%

Comparable Systemwide International Properties
	Three Months Ended March 31, 2020 and March 31, 2019
	REVPAR		Occupancy			Average Daily Rate
Region	2020	vs. 2019	2020	vs. 2019		2020	vs. 2019
Greater China	$29.17	-63.1%	24.6%	-37.1%	pts.	$118.39	-7.5%
Rest of Asia Pacific	$86.56	-28.1%	53.6%	-18.4%	pts.	$161.56	-3.4%
Asia Pacific	$58.62	-41.5%	39.5%	-27.5%	pts.	$148.44	-0.8%

Caribbean & Latin America	$100.18	-19.8%	52.2%	-12.2%	pts.	$191.80	-1.0%
Europe	$73.76	-24.6%	47.5%	-15.3%	pts.	$155.19	-0.4%
Middle East & Africa	$84.72	-19.6%	58.3%	-10.3%	pts.	$145.32	-5.4%

International - All [1]	$71.80	-30.4%	46.1%	-19.6%	pts.	$155.77	-0.9%

Worldwide [2]	$84.51	-22.5%	53.6%	-14.5%	pts.	$157.55	-1.5%

[1]	Includes Asia Pacific, Caribbean & Latin America, Europe, and Middle East & Africa.

[2]	Includes North American - All and International - All.

MARRIOTT INTERNATIONAL, INC.
NON-GAAP FINANCIAL MEASURES
ADJUSTED EBITDA
($ in millions)

Fiscal Year 2020
First Quarter
Net income, as reported	$31
Cost reimbursement revenue	(3,797)
Reimbursed expenses	3,877
Interest expense	93
Interest expense from unconsolidated joint ventures	3
(Benefit) provision for income taxes	(12)
Depreciation and amortization	150
Contract investment amortization	25
Depreciation classified in reimbursed expenses	26
Depreciation and amortization from unconsolidated joint ventures	7
Share-based compensation	41
Merger-related costs and (recoveries) charges	(2)
Adjusted EBITDA **	$442

Change from 2019 Adjusted EBITDA **	-46%

	Fiscal Year 2019
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Net income, as reported	$375	$232	$387	$279	$1,273
Cost reimbursement revenue	(3,756)	(3,903)	(3,952)	(3,988)	(15,599)
Reimbursed expenses	3,892	4,107	4,070	4,370	16,439
Interest expense	97	102	100	95	394
Interest expense from unconsolidated joint ventures	2	1	3	2	8
Provision for income taxes	57	82	140	47	326
Depreciation and amortization	54	56	52	179	341
Contract investment amortization	14	15	16	17	62
Depreciation classified in reimbursed expenses	30	29	33	29	121
Depreciation and amortization from unconsolidated joint ventures	7	8	5	9	29
Share-based compensation	40	50	47	49	186
Gain on asset dispositions	—	—	(9)	(134)	(143)
Merger-related costs and (recoveries) charges	9	173	9	(53)	138
Adjusted EBITDA **	$821	$952	$901	$901	$3,575

**	Denotes non-GAAP financial measures. See pages A-9 and A-10 for information about our reasons for providing these alternative financial measures and the limitations on their use.

MARRIOTT INTERNATIONAL, INC.
EXPLANATION OF NON-GAAP FINANCIAL AND PERFORMANCE MEASURES

In our press release and schedules, and on the related conference call, we report certain financial measures that are not required by, or presented in accordance with, United States generally accepted accounting principles (“GAAP”). We discuss management’s reasons for reporting these non-GAAP measures below, and the press release schedules reconcile the most directly comparable GAAP measure to each non-GAAP measure that we refer to. Although management evaluates and presents these non-GAAP measures for the reasons described below, please be aware that these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for revenue, operating income, net income, earnings per share or any other comparable operating measure prescribed by GAAP. In addition, we may calculate and/or present these non-GAAP financial measures differently than measures with the same or similar names that other companies report, and as a result, the non-GAAP measures we report may not be comparable to those reported by others.

Adjusted Operating Income and Adjusted Operating Income Margin.  Adjusted operating income and Adjusted operating income margin exclude cost reimbursement revenue, reimbursed expenses, and merger-related costs and (recoveries) charges. Adjusted operating income margin reflects Adjusted operating income divided by Adjusted total revenues. We believe that these are meaningful metrics because they allow for period-over-period comparisons of our ongoing operations before these items and for the reasons further described below.

Adjusted Net Income and Adjusted Diluted EPS. Adjusted net income and Adjusted diluted EPS reflect our net income and diluted earnings per share excluding the impact of cost reimbursement revenue, reimbursed expenses, merger-related costs and (recoveries) charges, and the income tax effect of these adjustments. We calculate the income tax effect of the adjustments using an estimated tax rate applicable to each adjustment. We believe that these measures are meaningful indicators of our performance because they allow for period-over-period comparisons of our ongoing operations before these items and for the reasons further described below.

Adjusted Earnings Before Interest Expense, Taxes, Depreciation and Amortization (“Adjusted EBITDA”). Adjusted EBITDA reflects net income excluding the impact of the following items: cost reimbursement revenue and reimbursed expenses, interest expense, depreciation (including depreciation classified in “Reimbursed expenses,” as discussed below), amortization, and provision for income taxes, merger-related costs and (recoveries) charges, and share-based compensation expense for all periods presented. When applicable, Adjusted EBITDA also excludes gains and losses on asset dispositions made by us or by our joint venture investees.

In our presentations of Adjusted operating income and Adjusted operating income margin, Adjusted net income, Adjusted diluted EPS and Adjusted EBITDA, we exclude transaction and transition costs associated with the Starwood merger, which we record in the “Merger-related costs and (recoveries) charges” caption of our Income Statements, to allow for period-over period comparisons of our ongoing operations before the impact of these items. We exclude cost reimbursement revenue and reimbursed expenses, which relate to property-level and centralized programs and services that we operate for the benefit of our hotel owners. We do not operate these programs and services to generate a profit over the contract term, and accordingly, when we recover the costs that we incur for these programs and services from our hotel owners, we do not seek a mark-up. For property-level services, our owners typically reimburse us at the same time that we incur expenses. However, for centralized programs and services, our owners may reimburse us before or after we incur expenses, causing timing differences between the costs we incur and the related reimbursement from hotel owners in our operating and net income. Over the long term, these programs and services are not designed to impact our economics, either positively or negatively. Because we do not retain any such profits or losses over time, we exclude the net impact when evaluating period-over-period changes in our operating results.

We believe that Adjusted EBITDA is a meaningful indicator of our operating performance because it permits period-over-period comparisons of our ongoing operations before these items and facilitates our comparison of results before these items with results from other lodging companies. We use Adjusted EBITDA to evaluate companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels, and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provisions for income taxes can vary considerably among companies. Our Adjusted EBITDA also excludes depreciation and amortization expense which we report under “Depreciation, amortization, and other” as well as depreciation classified in “Reimbursed expenses” and “Contract investment amortization” in our Consolidated Statements of Income (our “Income Statements”), because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. Depreciation classified in “Reimbursed expenses” reflects depreciation of Marriott-owned assets, for which we receive cash from owners to reimburse the company for its investments made for the benefit of the system. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies. We exclude share-based

MARRIOTT INTERNATIONAL, INC.
EXPLANATION OF NON-GAAP FINANCIAL AND PERFORMANCE MEASURES

compensation expense in all periods presented to address the considerable variability among companies in recording compensation expense because companies use share-based payment awards differently, both in the type and quantity of awards granted.

RevPAR. In addition to the foregoing non-GAAP financial measures, we present Revenue per Available Room (“RevPAR”) as a performance measure. We believe RevPAR is a meaningful indicator of our performance because it measures the period-over-period change in room revenues for comparable properties. RevPAR relates to property level revenue and may not be comparable to similarly titled measures, such as revenues, and should not be viewed as necessarily correlating with our fee revenue. We calculate RevPAR by dividing room sales (recorded in local currency) for comparable properties by room nights available for the period. We do not consider interruptions related to COVID-19 when determining which properties to classify as comparable. We present growth in comparative RevPAR on a constant dollar basis, which we calculate by applying exchange rates for the current period to each period presented. We believe constant dollar analysis provides valuable information regarding our properties’ performance as it removes currency fluctuations from the presentation of such results.